Exhibit 99.1

Calyxt Reports Fourth Quarter and Full Year 2021 Financial Results

Reported achievement of milestones in the operationalization of its BioFactory™ production system, including the startup of its initial 200-liter pilot facility

Continued to expand AIML capabilities across its PlantSpring™ technology platform and associated development process and furthered customer relationships

Invested in key hires and expanded Scientific Advisory Board to strategically position Company for growth and scale, including leveraging AIML

Closed SEC-registered offering of common stock generating gross proceeds of $10.9 million

Management to host conference call and webcast today at 4:30 p.m. ET

Roseville, MN – March 3, 2022 – Calyxt, Inc. (Nasdaq: CLXT), a plant-based synthetic biology company, today announced financial results for its fourth quarter and full year ended December 31, 2021.

“Last year was transformational for Calyxt, as we evolved our strategic direction to focus our innovations on plant-based technology and production for new customers in an expanded group of end markets, becoming a synthetic biology company in our own right,” said Michael A. Carr, President and Chief Executive Officer at Calyxt. “Since the start of the fourth quarter of 2021, we’ve accelerated our momentum by achieving several milestones. These milestones include operationalizing our pilot BioFactory; expanding our Scientific Advisory Board to include renowned AIML expertise; securing key hires in business development, AIML, and technology licensing; advancing discussions with a widening breadth of potential new customers; and strengthening our balance sheet.”

Mr. Carr added: “Altogether, this momentum puts us in a strong position for growth and scaling the business to capitalize on the enormous opportunity for Calyxt by leveraging our proprietary PlantSpring technology platform with our BioFactory production system to develop and sell high value plant-based chemistries to target customers in large and innovative end markets including cosmeceuticals, nutraceuticals, and pharmaceuticals. I look forward to continuing our focused drive to realize value for our shareholders.”

Key accomplishments in the fourth quarter and full year of 2021, and through the date of this press release, include the following:

Reported achievement of milestones in the operationalization of its BioFactory™ Production System

•
In January 2022, Calyxt announced that its initial pilot BioFactory production system, installed in late December 2021, became operational at its headquarters in Minnesota. This development was on schedule and marked an important first step toward achieving at-scale commercial production. The Company continues to collect and analyze data from its 200-liter pilot facility and has begun to deploy additional artificial intelligence and machine learning (AIML) capabilities to the pilot facility, which are expected to drive future decisions and help improve test cycles and development timelines.

•
In December 2021, Calyxt reported significant progress in sustainable discovery and development of plant-based molecules in its BioFactory. Results from its metabolomics analyses indicated more than 15,000 chemical signatures, including both known and as-yet-uncharacterized molecules and building block precursors, which are chemical compounds involved in chemical reactions that produce other compounds. These chemical signatures form a baseline library available for Calyxt to produce valuable compounds within the plant based BioFactory production system.

Continued expansion of AIML capabilities across PlantSpring™ technology platform and associated development process, and furthered customer relationships

•
The Company presently uses its AIML capabilities in the design stage of its development process to aid in the identification of targets for editing specific genetic pathways and is beginning to implement AIML more broadly to assist in the identification of pathways and targets, and in scaling production beyond the laboratory. These additional capabilities are expected to come on-line in 2022.

•
Calyxt’s business model for PlantSpring and the BioFactory is customer demand-driven, and during the period it continued to advance its discussions with potential customers within its expanded group of target end markets including the cosmeceutical, nutraceutical, and pharmaceutical industries. The Company is targeting two to four customer demand-driven compounds for development by year end, using its selection criteria to determine the compounds to pursue.

•
To further its licensing activities, throughout 2021 the Company achieved additional PlantSpring-related innovations, including gaining regulatory clearance in Canada for Calyxt’s high oleic soybean, completing the validation of Calyxt’s next generation soybean product, which has a fatty acid profile that the Company believes is best-in-class in the premium oil segment; entering into a research collaboration with a leading global food ingredient manufacturer to develop an improved soybean capable of producing an oil as a commercial alternative to palm oil; successfully transforming the hemp genome, demonstrating the ability to engineer this genome to selectively breed and deliver improvements in hemp traits; and creating seedless hemp via its triploid breeding technology.

Investment in Key Hires

•
Calyxt appointed Michael A. Carr as President, Chief Executive Officer, and member of its Board of Directors effective July 27, 2021. Mr. Carr brings more than 20 years of business, financial, and operational leadership experience to Calyxt and will focus on advancing and monetizing Calyxt’s technologies. Most recently, he served as Vice President of M&A, Strategy, and Innovation at Darling Ingredients, Inc.

•
In February 2022, Calyxt announced that Gerry Nuovo joined the Company as Senior Vice President of Business Development, bringing more than 30 years of experience in the specialty chemicals and biotechnology industries and diverse experience building multimillion-dollar income streams in the cosmeceuticals end market, including personal care and home care. Mr. Nuovo will be responsible for business development activities in cosmeceuticals, including potential partnerships, deal structures, valuation models, and subsequent transaction execution and alliance management.

•
In December 2021, Calyxt announced the hiring of senior roles in AIML and technology licensing. Vijay Gullapalli, Ph.D., joined the Company as Vice President, AIML and Data Science, and brings nearly 25 years of experience in developing solutions for businesses across diverse industries utilizing his expertise in data technology and AIML. Also in December 2021, Pete Ball joined as Technology Licensing Leader and has nearly 35 years of legal and technology licensing experience. Mr. Ball will focus on advancing Calyxt’s licensing activities in platform technologies, including IP relating to gene-editing in plants, and the portfolio of crop innovations.

Establishment and Expansion of Scientific Advisory Board (SAB)

•
Calyxt formalized its SAB in March 2021 to provide guidance for Calyxt to leverage and grow the business in new directions and help realize the significant potential value of the Company. The SAB is chaired by Dan Voytas, Ph.D., and includes several renowned experts in plant-biochemistry and AIML.

•
Seth Dobrin, Ph.D., was appointed to Calyxt’s SAB in October 2021. Dr. Dobrin is the Global Chief Artificial Intelligence (AI) Officer at IBM and brings extensive leadership experience and a track record of transforming companies through data and AI. Dr. Dobrin's deep experience bringing AI-based business solutions to major global corporations will be valuable as the Company continues to develop and augment the AIML capabilities of its PlantSpring platform and BioFactory production system.

Other Business Updates

•
On February 23, 2022, Calyxt closed the placement to an institutional investor in an SEC-registered underwritten offering of 3,880,000 shares of its common stock, pre-funded warrants to purchase up to 3,880,000 shares of its common stock, and common warrants to purchase up to 7,760,000 shares of its common stock. The gross proceeds of the offering were $10.9 million, before deducting underwriting fees and estimated offering expenses. The Company plans to use the net proceeds from the offering of $10.0 million for enhancing the capabilities of its BioFactory production system and increasing its capacity to produce at larger scales, continuing to build out its PlantSpring technology platform and AIML capabilities, furthering customer relationships, and for working capital and general corporate purposes.

•
The Company completed the wind-down of its soybean product line in the fourth quarter of 2021 with the final sale of the 2020 grain crop.

Financial Results for the Three Months Ended December 31, 2021

•
Revenue was $1.9 million in the fourth quarter of 2021 compared to $13.9 million in the fourth quarter of 2020. The decrease was driven by lower volumes of product sold in 2021 as the Company had substantially completed the wind-down of its soybean product line prior to the fourth quarter of 2021.

•
Total operating expenses were $6.6 million in the fourth quarter of 2021 compared to $8.1 million in the fourth quarter of 2020. The decrease was driven by lower professional fees and other operating expenses in the fourth quarter of 2021 compared to the same period in 2020, and restructuring costs recognized in the fourth quarter of 2020.

•
Net loss was $7.1 million in the fourth quarter of 2021 compared to $13.4 million in the fourth quarter of 2020. The improvement in net loss was driven by improved gross profits and reduced operating expenses. Net loss per share was $0.18 in the fourth quarter of 2021 compared to $0.37 in the fourth quarter of 2020. The improvement in net loss per share was driven by the change in net loss and a year-over-year increase in the weighted average share count.

•
Adjusted net loss was $7.4 million in the fourth quarter of 2021 compared to $12.2 million in the fourth quarter of 2020. The improvement in adjusted net loss was driven by strong operating expense management and the benefits from the wind-down of the soybean product line. Adjusted net loss per share was $0.19 in the fourth quarter of 2021 compared to $0.33 in the fourth quarter of 2020. The improvement in adjusted net loss per share was driven by the change in adjusted net loss and a year-over-year increase in the weighted average share count.

Financial Results for Fiscal Year 2021

•
Revenue was $26.0 million in 2021 compared to $23.9 million in 2020. The increase was driven by sales of the 2020 grain crop, which included higher volumes and reflected higher commodity prices, in each case, as compared to 2020.
•
Total operating expenses were $26.8 million in 2021 compared to $32.6 million in 2020. The decrease was driven by lower professional fees, lower personnel costs, and restructuring costs recognized in the fourth quarter of 2020. Operating expenses excluding $2.1 million of non-cash stock compensation expense and $2.3 million of depreciation and amortization expenses were $22.3 million in 2021.
•
Net loss was $29.2 million in 2021 compared to $44.8 million in 2020. The improvement in net loss was driven by improved gross profits, reduced operating expenses, and the gain upon the extinguishment of the Company’s Paycheck Protection Program loan. Net loss per share was $0.78 in 2021 compared to $1.32 in 2020. The improvement in net loss per share was driven by the change in net loss and a year-over-year increase in the weighted average share count.
•
Adjusted net loss was $33.2 million in 2021 compared to $40.8 million in 2020. The improvement in adjusted net loss was driven by the benefits resulting from the move to sell grain compared to selling oil and meal and reductions in operating expenses. Adjusted net loss per share was $0.89 in 2021 compared to $1.20 in 2020. The improvement in adjusted net loss per share was driven by the change in adjusted net loss and a year-over-year increase in the weighted average share count.
•
Cash, cash equivalents, and restricted cash totaled $14.4 million as of December 31, 2021, including net proceeds from the sale of approximately 1.4 million shares of common stock under our ATM share issuance program. The December 31, 2021, cash balance includes $3.9 million of net proceeds from those sales, and another $0.2 million was received in early January 2022 following the settlement of those sales with the broker. The balance does not include gross proceeds of $10.9 million that was raised in mid-February from our SEC-registered offering.

"Our plans to utilize PlantSpring and the BioFactory to target customers in large and innovative end markets like cosmeceuticals, nutraceuticals, and pharmaceuticals are now further supported by a balance sheet that has been enhanced by the $10.0 million in net proceeds from the underwritten offering we completed in February,” said Bill Koschak, Calyxt’s Chief Financial Officer. “We intend to continue to be disciplined in our uses of cash and anticipate the proceeds from the offering will be used to support the continued growth and scaling of our BioFactory business model and selective hiring to support the progression and expansion of our AIML capabilities. As a result of the successful offering of our common stock and prefunded warrants, and based on our current business plan which reflects the growth and scaling of our BioFactory production system and AIML capabilities, we now expect Calyxt’s cash runway to extend to late 2022.”

Fourth Quarter and Full Year 2021 Results Conference Call

Calyxt’s President and Chief Executive Officer, Michael A. Carr, and Chief Financial Officer, Bill Koschak, will host a conference call discussing Calyxt’s results for the fourth quarter and full year 2021, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website at www.calyxt.com.

To access the call, please use the following information:

Date:	Thursday, March 3, 2021
Time:	4:30 p.m. EST, 1:30 p.m. PST
Toll Free dial-in number:	+1-888-317-6003
Toll/International dial-in number:	+1-412-317-6061
Conference ID:	8941717

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be broadcast live and available for replay via the investor relations section of the company's website at www.calyxt.com.

A replay of the webcast will be available for 30 days following the event.

Toll Free Replay Number:	+1-877-344-7529
International Replay Number:	+1-412-317-0088
Replay ID:	5539809

About the PlantSpring™ Technology Platform and BioFactory™ Production System

Calyxt’s technology platform, PlantSpring, is founded on the Company’s more than a decade of experience engineering plant metabolism, and incorporates its scientific knowledge, its proprietary systems, tools, and technologies; and an expanding set of AIML capabilities. In PlantSpring, the Company identifies metabolic pathways to produce plant-based chemistries, designs strategies to reprogram host cells, engineers plant cell metabolism to optimally produce targeted compounds, and produces those targeted compounds at laboratory scale. The Company has implemented AIML capabilities for the identification of targets for editing specific genetic pathways and continues to develop AIML capabilities across the PlantSpring platform, which will enable learning and adaptation of knowledge gained from past activity and are expected to be combined with predictive analytics to rapidly prototype and provide feedback, accelerate the time to complete the development cycle and help mitigate the risk associated with commercial scale-up. As a result, Calyxt believes it can develop biomolecules in plants for customers at faster speeds than its competitors in the synthetic biology industry. The output from the PlantSpring platform integrates with the Company’s BioFactory production system.

The BioFactory is a bioreactor-based production system that is designed to be capable of continuous production of plant-based chemistries. The bioreactor can be of any size depending upon factors including yield and titer necessary to reach the required commercial scale. For production, multicellular Plant Cell Matrix™ (PCM™) structures are placed inside the bioreactor, and growth media bathes the PCM structures to provide them with nutrition, which differentiates the Company’s process from other methods that require complete submersion of cells in growth media and/or the application of hormones to facilitate growth. A PCM structure is a living system of various cell types, which is designed to emulate the intercellular metabolism of an entire plant, that grows over time and produces and stores, or excretes, the target chemistries. The growth media is the feedstock of the BioFactory production system and contains the essential inputs to support growth of the PCM structures and necessary chemistry production. The growth media is expected to be reused throughout the production cycle, which may run for an extended time period. To scale production in the BioFactory productions system, the Company expects to move the PCM structures from its current bioreactor into larger capacity bioreactors or groups of bioreactors. Calyxt began running lab-scale bioreactors in early 2021. The Company’s first pilot-scale bioreactor became operational in December 2021 and is scalable up to 200 liters. The pilot stage of development takes a compound developed with the PlantSpring platform through to commercial production. Depending on the compound to be produced, there may be a range of vessel sizes between the initial pilot facility and the commercial production facility. The Company’s current plan is to engage third parties, referred to as infrastructure partners, for at-scale commercial production. Infrastructure partners are likely to be companies with processing assets that can be converted from current production to the Company’s bioreactor-based approach. If an infrastructure partner is used for production, the Company expects to pay a fee for that production. Because of the expected modular nature of the BioFactory production system and the types of high value compounds the Company expects to develop for customers, it is also possible that commercial production could also occur in a customer’s in-house facility. The Company expects to expand the scope of its pilot facilities based on customer demand, and the scope of production could extend, subject to regulatory and other considerations, outside the United States. Because of its production methodology, Calyxt believes the BioFactory has the potential to be one of the most sustainable production systems across industries.

About Calyxt

Calyxt (Nasdaq: CLXT) is a plant-based synthetic biology company. The Company leverages its proprietary PlantSpring™ technology platform to engineer plant metabolism to produce innovative high value plant-based chemistries for use in customers’ materials and products. As plant-based solutions, the Company’s synthetic biology products can be used in helping customers meet their sustainability targets and financial goals. Calyxt's diversified offerings are primarily delivered through its proprietary BioFactory™ production system. For more information, visit www.calyxt.com.

PlantSpring, BioFactory, Plant Cell Matrix™, and the Calyxt logo are trademarks of Calyxt, Inc. Any other trademarks belong to their respective owners.

Contacts

Calyxt Media Contact:	Calyxt Investor Relations Contact:
David Rosen/ John Garabo/ Michael Barron Argot Partners (212) 600-1902 media@calyxt.com	Kimberly Minarovich/ Cameron Willis Argot Partners (212) 600-1902 investors@calyxt.com
Calyxt Business Development Contact:
Gerry Nuovo Senior Vice President of Business Development (612) 427-7881 contact@calyxt.com

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement the Company's financial results prepared in accordance with GAAP, it has prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding the Company’s business.

The Company’s non-GAAP financial measures reflect adjustments for certain commodity derivatives entered into in connection with its soybean product line. As a result of the continued wind-down of this product line, the Company held no commodity derivative contracts as of December 31, 2021.

The Company presents adjusted net loss, a non-GAAP measure, and defines it as net loss including adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price grain production agreements that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, restructuring costs, the recapture of non-cash stock compensation associated with the departure of Section 16 officers and restructuring-related staffing adjustments made in the third quarter of 2020, the gain upon the extinguishment of the PPP loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

The Company provides in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted net loss. The Company provides adjusted net loss because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses and financial performance.

The table below presents a reconciliation of net loss to adjusted net loss:

	Three Months Ended December 31,		Year Ended December 31,
In Thousands	2021	2020	2021	2020
Net loss (GAAP measure)	$(7,057)	$(13,395)	$(29,199)	$(44,836)
Non-GAAP adjustments:
Commodity derivative impact, net	(281)	1,694	(2,801)	2,801
Net realizable value adjustments to inventories	(186)	(678)	(346)	1,322
Section 16 officer transition expenses	117	50	3,196	543
Restructuring costs	—	249	—	685
Recapture of non-cash stock compensation	—	(75)	(2,540)	(1,452)
Gain upon extinguishment of Payroll Protection Program loan	—	—	(1,528)	—
Non-operating expenses	(8)	5	(19)	126
Adjusted net loss	$(7,415)	$(12,150)	$(33,237)	$(40,811)

The Company presents adjusted net loss per share, a non-GAAP measure, and defines it as net loss per share including adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price grain production agreements that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, restructuring costs, the recapture of non-cash stock compensation associated with the departure of Section 16 officers and restructuring-related staffing adjustments made in the third quarter of 2020, the gain upon the extinguishment of the PPP loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

The Company provides in the table below a reconciliation of net loss per share, which is the most directly comparable GAAP financial measure, to adjusted net loss per share. The Company provides adjusted net loss per share because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses per share and financial performance.

The table below presents a reconciliation of net loss per share to adjusted net loss per share:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss per share (GAAP measure)	$(0.18)	$(0.37)	$(0.78)	$(1.32)
Non-GAAP adjustments:
Commodity derivative impact, net	(0.01)	0.05	(0.07)	0.08
Net realizable value adjustments to inventories	—	(0.02)	(0.01)	0.04
Section 16 officer transition expenses	—	—	0.08	0.02
Restructuring costs	—	0.01	—	0.02
Recapture of non-cash stock compensation	—	—	(0.07)	(0.04)
Gain upon extinguishment of Payroll Protection Program loan	—	—	(0.04)	—
Non-operating expenses	—	—	—	—
Adjusted net loss per share	$(0.19)	$(0.33)	$(0.89)	$(1.20)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” or the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the Company’s future financial performance, including its cash runway; its product pipeline and development; its business model and strategies for the development, commercialization and sales of commercial products; commercial demand for its synthetic biology solutions; the development and deployment of its PlantSpring technology platform; its ability to deploy and leverage its artificial intelligence and machine learning (AIML) capabilities; the ability to scale production capability for its BioFactory production system; potential development agreements, partnerships, customer relationships, and licensing arrangements and their contribution to its financial results, cash usage, and growth strategies; the potential impact of the COVID-19 pandemic on its business and operating results; and anticipated trends in its business. These and other forward-looking statements are predictions and projections about future events and trends based on the Company's current expectations, objectives, and intentions and are premised on current assumptions. The Company's actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the impact of increased competition, including competition from a broader array of synthetic biology companies; competition for customers, partners, and licensees and the successful execution of development and licensing agreements; disruptions at its key facilities, including disruptions impacting its BioFactory production system; flaws in AIML algorithms, insufficiency of data inputs required by such algorithms, and human error in interacting with AIML; changes in customer preferences and market acceptance of its products; changes in market consensus as to what attributes are required for a product to be considered “sustainable”; the impact of adverse events during development, including unsuccessful pilot production of plant-based chemistries or field trials; the impact of improper handling of its product candidates during development; failures by third-party contractors; inaccurate demand forecasting or milestone and royalty payment projections; the effectiveness of commercialization efforts by commercial partners or licensees; disruptions to supply chains, including raw material inputs for its BioFactory; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; and other important factors discussed under the caption entitled “Risk Factors” in the Company’s Annual Report on Form 10-K. Any forward-looking statements made by management of the Company are based only on currently available information and speak only as of the date of this report. Except as otherwise required by securities and other applicable laws, the Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$13,823	$17,299
Short-term investments	—	11,698
Restricted cash	499	393
Accounts receivable	—	4,887
Inventory	—	1,383
Prepaid expenses and other current assets	859	3,930
Total current assets	15,181	39,590
Non-current restricted cash	99	597
Land, buildings, and equipment	21,731	22,860
Other non-current assets	183	280
Total assets	$37,194	$63,327
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,260	$929
Accrued expenses	339	2,891
Accrued compensation	2,522	1,950
Due to related parties	172	766
Current portion of financing lease obligations	370	364
Other current liabilities	191	45
Total current liabilities	4,854	6,945
Financing lease obligations	17,506	17,876
Long-term debt	—	1,518
Other non-current liabilities	702	113
Total liabilities	23,062	26,452
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 38,874,146 shares issued and 38,773,994 shares outstanding as of December 31, 2021, and 37,165,196 shares issued and 37,065,044 shares outstanding as of December 31, 2020	4	4
Additional paid-in capital	211,263	204,807
Common stock in treasury, at cost; 100,152 shares as of December 31, 2021, and December 31, 2020	(1,043)	(1,043)
Accumulated deficit	(196,092)	(166,893)
Total stockholders’ equity	14,132	36,875
Total liabilities and stockholders’ equity	$37,194	$63,327

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Three Months Ended December 31 Unaudited)

(In Thousands Except Shares and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$1,943	$13,926	$25,987	$23,851
Cost of goods sold	2,004	18,862	28,557	35,127
Gross profit	(61)	(4,936)	(2,570)	(11,276)
Operating expenses:
Research and development	2,862	3,266	11,335	11,082
Selling, general, and administrative	3,787	4,549	15,382	20,537
Management fees	—	80	45	252
Restructuring costs	—	249	—	685
Total operating expenses	6,649	8,144	26,762	32,556
Loss from operations	(6,710)	(13,080)	(29,332)	(43,832)
Gain upon extinguishment of Payroll Protection Program loan	—	—	1,528	—
Interest, net	(355)	(310)	(1,414)	(878)
Non-operating expenses	8	(5)	19	(126)
Loss before income taxes	(7,057)	(13,395)	(29,199)	(44,836)
Income taxes	—	—	—	—
Net loss	$(7,057)	$(13,395)	$(29,199)	$(44,836)
Basic and diluted net loss per share	$(0.18)	$(0.37)	$(0.78)	$(1.32)
Weighted average shares outstanding - basic and diluted	38,277,279	36,282,974	37,475,763	33,882,406
Anti-dilutive stock options, restricted stock units, and performance stock units	6,001,405	5,522,418	6,001,405	5,522,418

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in Thousands)

	Year Ended December 31,
	2021	2020
Operating activities
Net loss	$(29,199)	$(44,836)
Adjustments to reconcile net loss to net cash used by operating activities:
Gain upon extinguishment of Payroll Protection Program loan	(1,528)	—
Depreciation and amortization	2,338	1,869
Stock-based compensation	2,090	4,971
Changes in operating assets and liabilities:
Accounts receivable	4,887	(3,765)
Due to/from related parties	(594)	(211)
Inventory	1,383	1,211
Prepaid expenses and other current assets	3,331	(3,122)
Accounts payable	(360)	(148)
Accrued expenses	(2,542)	347
Accrued compensation	572	(231)
Other	811	243
Net cash used by operating activities	(18,811)	(43,672)
Investing activities
Sales and (purchases) of short-term investments, net	11,698	(11,698)
Purchases of land, buildings, and equipment	(497)	(1,786)
Net cash provided (used) by investing activities	11,201	(13,484)
Financing activities
Proceeds from common stock issuance	4,380	15,000
Costs incurred related to the issuance of stock	(501)	(963)
Proceeds from Payroll Protection Program loan	—	1,518
Repayments of financing lease obligations	(364)	(360)
Proceeds from the exercise of stock options	227	212
Costs incurred related to shares withheld for net settlement	—	—
Proceeds from sale and leaseback of land, buildings, and equipment	—	—
Net cash provided by financing activities	3,742	15,407
Net decrease in cash, cash equivalents, and restricted cash	(3,868)	(41,749)
Cash, cash equivalents, and restricted cash - beginning of period	18,289	60,038
Cash, cash equivalents, and restricted cash – end of period	$14,421	$18,289